Exhibit 6.1

PURCHASE AGREEMENT

THIS PURCHASE AGREEMENT (this “Agreement”) is entered into effective as of this _June 25, 2018 (the “Effective Date”), by and among GREENWAY HEALTH COMMUNITY LLC, a Nevada limited liability company (the “Company”), and DANIEL C. CARA VETTE, an individual (“Caravette”), and OrgHarvest INC., a Delaware corporation (the “Buyer”). For the purposes of this Agreement, the Buyer, the Company and Caravette may be referred to individually as a “party” and collectively as the “parties.”

RECITALS

WHEREAS, the Company is the owner of the provisional Medical Marijuana Establishment Registration Certificates (as such term is defined in Nevada Revised Statutes, Chapter 453A) issued by the State of Nevada Division of Public and Behavioral Health (the “Division”), for the cultivation ( application ID C 153) of medical marijuana ( collectively, the “Certificate”);

WHEREAS, Caravette and the Company entered into a Membership Interest Buyout Agreement, dated February 22, 2016, and First Amendment to the Membership Interested Buyout Agreement, dated February 25, 2016, both attached hereto as Exhibit “A” (collectively, the “Buyout Agreement”), that would have resulted in the transfer of the Certificates, among other assets and rights, to Caravette;

WHEREAS, the Company and Caravette have not filed the documentation to effectuate the transfer of the Certificates pursuant to the Buyout Agreement with the regulatory authorities;

WHEREAS, pursuant applicable laws, the Company is currently the sole holder of the Certificates;

WHEREAS, the Company and Caravette wish to enter into this Agreement to transfer the Certificate from Company to Buyer in exchange for the Purchase Price (defined below) being transferred to Caravette;

WHEREAS, upon Closing (defined below), Company and Caravette wish to waive any rights or obligations that they may have in the Certificate and those needed to effect the transfer of the Certificate to the Buyer;

WHEREAS, it is intent of the parties that upon Closing, the Certificate will be transferred to Buyer free and clear of any rights that the Company and Caravette may have in the Certificate; and

WHEREAS, the Company and Caravette wish to enter into this Agreement under Section 2(2) of Senate Bill No. 276 to transfer the Certificates pursuant to Nevada law from the Company to the Buyer.

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AGREEMENT

NOW, THEREFORE, in consideration of mutual promises and covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

1.          Recitals. The foregoing recitals are incorporated herein by reference.

2.          Waiver. Upon Closing, Company and Caravette each irrevocably waive (i) any rights or obligations that they may have in the Certificate and (ii) any rights or conditions that may affect the transfer of the Certificate free and clear to the Buyer. Company and Caravette agree that the Company will transfer the Certificate to Buyer and the Buyer will pay the Purchase Price to an account designated by Caravette.

3.          Purchase and Sale. Pursuant to applicable laws and subject to the terms and conditions of this Agreement, the Buyer will purchase from the Company, and the Company will sell to Buyer the Certificate for the total purchase price of one hundred and fifty thousand dollars and No Cents ($150,000) (the “Purchase Price”), payable in cash and stock of OrgHarvest common stock. The cash portion seventy Five Thousand dollars ($75,000) will be paid from first monies raised from buyers REG “A”(estimated to close in 30 days or less), The company’s common stock will be issued to seller as designated and delivered from the transfer agent from the REG “A” reserved free trading shares of the company. The quantity of the common shares shall have a value of seventy five thousand dollars($75,000) at the time of the effective date of the registration. The cash portion will be paid from the company via escrow release and/or wire transfer, with final payment initiated on the effective date or the same business day as final certificate release and asset transfer paperwork is signed by Caravette.

4.          Assignment Upon Closing. Upon Closing, the Company and Caravette each fully assign to Buyer any interests or rights each may have in the Certificate, including, without limitations, waive any rights and obligations pertaining to the Certificate that are set forth in the Buyout Agreement.

5.          No Shop Period. Neither the Company nor Caravette will solicit any offers from other parties for the Certificates during the exclusivity period defined in Letter of Intent (“No Shop Period”) unless Buyer consents to such action in writing.

6.          Pre-Closing Obligations.

a.           From and after the Effective Date, through the Closing or other termination of this Agreement, the Buyer has the sole and exclusive right and obligation to acquire the Certificate and/or to enter into agreements to acquire a site for the Certificate. On the Effective Date, the Company will deliver to Buyer fully executed and notarized transfer of interest forms for the Certificate.

b.           Prior to Closing, Buyer shall submit relevant transfer documentation to all applicable local, county, and state governmental agencies. As Caravette's interests are already transferred to buyer at closing and all money released and non-refundable, Buyer is solely responsible for securing approved individuals and responsible parties for certificate transfer.

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c.           Buyer shall use commercially reasonable efforts to diligently pursue notice, formal or informal, verbal or written, confirmation from necessary local and/or state authorities to seek approval from necessary regulatory authorities to extend the expiration date for the Certificate (renewed on 8/20/18) for any time that may be required (“Extension Notice”).

d.           If the Company or Caravette must submit any related documentation to a regulatory agency to affect the transfer of the Certificate to Buyer or to obtain the Extension Notice, they will do so promptly and in no event more than five (5) business days from the request. If the Company or Caravette delays in remitting such documentation, at Buyer’s option: (i) Buyer’s 30-day period set forth in Section 6(b) will be extended by the same amount of time as such party’s delay.

e.           Buyer shall work diligently and use commercially reasonable efforts to obtain all approvals to Close this Agreement.

f.            Time is of the essence in this Agreement.

7.          Closing and Escrow.

i.	Upon execution of this Agreement, the parties will deliver to the escrow agent or seller or his agent:

ii.	a fully executed counterpart of this Agreement, and

iii.	a fully executed escrow agreement attached hereto as Exhibit “B” (“Escrow Agreement”).

b.           The final transfer of the Certificate (the “Closing”) will take place immediately following: (i) Buyer’s payment of the Purchase Price in full; and (ii) Buyer obtaining necessary signed transfer paperwork from Caravette that fully transfers all interests of the Certificate to Buyer.

c.           Upon conditions (i) and (ii) in Section 7(b) being met, the escrow agent or seller or designated agent shall immediately release the remainder of the Purchase Price to Caravette and his agent as provided in the Escrow Agreement. At Closing, the Certificate will immediately vest with Buyer.

d.           If for any reason after the Effective Date the Buyer has not submitted transfer, or individual parties representing the Buyer are not approved for certificate transfer, both parties acknowledge and agree that it is the sole responsibility of the Buyer to procure appropriate approved parties for license transfer and to meet all standards of approval with local, county , and state agencies. Both parties agree that Buyer’s right to any Return of Funds is waived under the conditions of individual parties denial of transfer. General ability to transfer certificate to Buyer and/or an entity/individual related to Buyer, and signed and notarized authorization from Caravette are the only conditions required for final release of payment to Caravette. The Escrow agent shall comply with such instructions, are unconditional, unilateral and irrespective of any dispute between the parties or any contrary provision in this Agreement.

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8.          Representations and Warranties of the Company. The Company hereby represents and warrants to the Buyer and Caravette that, as of Closing:

a.           Legal Power and Capacity. The Company is a limited liability company duly organized, validly existing under and in good standing under the laws of the State of Nevada. The Company has the power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

b.           Authorization. All actions on the part of the Company necessary for the authorization, execution, delivery and performance of this Agreement by the Company, and the performance of all of the Company’s obligations under this Agreement have been taken as of the Effective Date. This Agreement, when executed and delivered by the parties, will constitute the valid and binding obligation of the Company enforceable in accordance with its terms.

c.           Compliance with Other Instruments. Except for the regulatory approvals required for the transfer of the Certificates as set forth in this Agreement, the execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby do not and will not require the consent, notice or other action by any person under any agreement to which Company is a party.

9.          Representations and Warranties of Caravette. Caravette hereby represents and warrants to the Buyer and the Company that, as of Closing:

a.           Legal Power and Capacity. Caravette has legal capacity to execute and deliver this Agreement and to carry out and perform his obligations under the terms of this Agreement.

b.           Authorization. All actions on the part of Caravette necessary for the authorization, execution, delivery and performance of this Agreement by the Company, and the performance of all of Caravette obligations under this Agreement have been taken as of the Effective Date. This Agreement, when executed and delivered by the parties, will constitute the valid and binding obligation of Caravette enforceable in accordance with its terms.

c.           Compliance with Other Instruments. Except for the regulatory approvals required for the transfer of the Certificates as set forth in this Agreement, the execution, delivery and performance by Caravette of this Agreement, and the consummation of the transactions contemplated hereby do not and will not require the consent, notice or other action by any person under any agreement to which Caravette is a party.

10.        Representations and Warranties of Caravette and Company. Caravette and Company will have no right in any form to the Certificate following Closing. To the best of each’s knowledge, following Closing, Buyer will have obtained all rights to the Certificate and no third party will have any rights to the Certificates at Closing.

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11.        Representations and Warranties of Buyer. The Buyer hereby represents and warrants to Caravette and the Company that, as of Closing:

a.           Legal Power and Capacity. The Buyer is a corporation duly organized, validly existing under and in good standing under the laws of the State of Delaware. The Buyer has the power and authority to execute and deliver this Agreement and to carry out and perform its obligations under the terms of this Agreement.

b.           Authorization. All actions on the part of the Buyer necessary for the authorization, execution, delivery and performance of this Agreement by the Buyer, and the performance of all of the Buyer’s obligations under this Agreement have been taken as of the Effective Date. This Agreement, when executed and delivered by the Buyer, will constitute the valid and binding obligation of the Buyer enforceable in accordance with its terms.

c.           Due Diligence. Buyer has performed all necessary due diligence as of the Effective Date.

12.        Survival; Indemnification.

a.           Survival. The representations, warranties, covenants and agreements of the Company, Caravette and Buyer contained in this Agreement will survive the Closing until the date that is twelve (12) months following the date upon which the Closing occurs.

b.           Indemnification. The parties will each indemnify and hold each other harmless from and against, any and all losses suffered (including reasonable attorney fees), incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to any breach of representation or warranty or nonfulfillment of or failure to perform any covenant or agreement contained in this Agreement. Additionally, the parties indemnify Company and Caravette from any losses sustained by Buyer for Buyer’s non-fulfillment of contractual obligations under the Buyout Agreement or Amendments, including any potential rejection of transfer of ownership interest or revocation of Certificate by state or local authorities after closing.

13.        Miscellaneous.

a.           Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by each party.

b.           Notices. All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail (with read receipt), (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or ( d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications will be sent to the party to be notified as follows:

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If to Company or Caravette:	Daniel C. Caravette 39 W. 101 Dean Lane St. Charles, Illinois 60175 Email: dcaravette@aol.com

With a Copy to:	LEGAL

If to Buyer:	OrgHarvest Inc/ co Frank Celecia 774 Mays Blvd 10-536 Incline Village, Nevada, 89451 Email: frank@orgHarvest.us

c.           Governing Law. THIS AGREEMENT WILL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEVADA AND FOR ALL PURPOSES WILL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS PREVAILING IN THE STATE OF NEVADA, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS.

d.           Jury Trial. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY WRY IN ANY LEGAL PROCEEDING (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT.

e.           Jurisdiction. The parties agree that any action brought by either party under or in relation to the Agreement, including, without limitation, to interpret or enforce any provision of the Agreement, will be brought in, and each party agrees to and does hereby submit to the exclusive jurisdiction and venue of, the Eighth Judicial District Court located in Clark County, Nevada.

f.            Representation. BY EXECUTING THIS AGREEMENT, EACH PARTY ACKNOWLEDGES THAT IT HAS HAD THE ABILITY AND OPPORTUNITY (WHETHER OR NOT TAKEN) TO SECURE THE ADVICE OF INDEPENDENT LEGAL COUNSEL OF ITS OWN CHOOSING WITH RESPECT TO THE ADVISABILITY OF EXECUTING AND ENTERING INTO THIS AGREEMENT AND THE LEGAL EFFECT OF ANY PROVISION OF THIS AGREEMENT. The parties therefore stipulate and agree that the rule of construction to the effect that any ambiguities are to be or may be resolved against the drafting party will not be employed in the interpretation of this Agreement to favor any party against another.

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g.           Transaction Expenses. Except as otherwise agreed to herein, each party will pay their own legal fees and other incidental expenses incurred in connection with transactions contemplated herein. All other fees related to entity or certificate transfer, renewal, extension, agent card fees, etc. shall be the sole responsibility of the Buyer.

h.           Successors and Assigns. Buyer may assign all, or a portion of, any interest in this Agreement, subject to all regulatory rules, regulations, and approvals. Except as otherwise provided herein, the provisions of this Agreement will inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties.

i.            Entire Agreement. This Agreement and related exhibits constitute the full and entire understanding and agreement among the parties with regard to the subject matter hereof.

j.            Severability. If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, will be severed from the Agreement, and to the fullest extent allowable under applicable court such court will replace such illegal, void or unenforceable provision of the Agreement with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of such Agreement will be enforceable in accordance with its terms.

k.          Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules will, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto.

l.            Counterparts. This Agreement may be executed in any number of counterparts and via electronic signature, and delivered by facsimile or electronic transmission, all of which together will constitute one instrument.

m.           Further Assurances. Each party agrees to timely execute and deliver all such other and additional instruments and documents and do all such other acts and things within reason as may be necessary or desirable to more fully effectuate this Agreement or transactions contemplated herein or therein. This provision will survive the termination of this Agreement.

n.           Confidentiality. Buyer acknowledges that it has received, and may hereafter receive, from Caravette or Company information relating to the Company. Buyer, Caravette and Company agree to hold all information, including but not limited to the existence, terms and conditions of this Agreement and all documents relating thereto, the terms of the proposed transaction, any confidential information obtained as a result of due diligence or voluntary disclosure by either party, and the identities of the parties and their respective principals (collectively, “Confidential Information”) in the strictest confidence for five years after the Effective Date. Confidential Information will be treated by both parties on a confidential basis, provided that the Caravette, the Company and Buyer may disclose the terms and conditions of this Agreement to their attorneys, advisors and those employees with a need to know such information and to the Securities Exchange commission, FINRA and any Federal agency the buyer is required to show full disclosure, the Division and state and local authorities, and as otherwise may be required by law.

o.           Waiver of Defenses. The parties acknowledge that the cultivation and dispensing of medical marijuana is in violation of federal law, including, without limitation, the Controlled Substances Act, 21 U.S.C. §801 et seq. To the fullest extent permitted by law, the parties hereby irrevocably waive the right to assert any defense in any proceeding relating to the enforcement of this Agreement, including, without limitation, the defense of illegality.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date:

COMPANY:

GREENWAY HEALTH COMMUNITY LLC, a Nevada limited liability company, also known as GREENWAY HEALTH COMMUNITY

By:
Name:	Daniel C. Caravette
Its:	Designated Representative

BUYER

OrgHarvest, INC.,
a Delaware corporation

By:	/s/ Frank Celecia
Name:	Frank Celecia
Its:	CEO/ OrgHarvest.us

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EXHIBIT “B”

ESCROW AGREEMENT

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (this “Escrow Agreement”) is entered into effective as of _______________, 2017 (the “Effective Date”), by and among, GREENWAY HEALTH COMMUNITY LLC, a Nevada limited liability company (“Company”), and DANIEL C. CARAVETTE, an individual (“Caravette”), and HSL, INC., a Delaware corporation (the “Buyer”). For the purposes of this Agreement, the Buyer, the Company and Caravette may be referred to individually as a “party” and collectively as the “parties.”

WHEREAS, the parties are entering into an Purchase Agreement dated as of the date hereof (“Purchase Agreement”); and

WHEREAS, the parties desire to set up an escrow to be governed by the terms and conditions set forth in this Escrow Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties agree as follows:

1.	Nevada Title Company, a licensed Nevada escrow company, 3993 Howard Hughes Parkway, Suite 120, Las Vegas, NV 89109 (“Escrow Agent”), shall act as the escrow agent under this Escrow Agreement, to hold and distribute the documents and Purchase Price as set forth in Section 7 of the Purchase Agreement.

2.	Concurrent with execution of this Escrow Agreement, the Buyer shall pay Two Hundred Fifty Thousand Dollars ($250,000) by wire transfer of immediately available funds to Caravette as a non-refundable deposit, and shall deposit the final balance of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) of the total Purchase Price ($2,000,000, as defined in the Purchase Agreement) into the escrow account. All terms and provisions of the Purchase Agreement are incorporated by reference as part of this Escrow Agreement.

3.	As set forth in the Purchase Agreement, the Company has authorized Caravette to provide instructions to the Escrow Agent on its behalf.

4.	The parties agree and approve the additional terms and provisions on Exhibit “A” hereto and incorporate the same by reference as if fully set forth herein. Buyer will pay the escrow fee and out-of-pocket costs incurred by Escrow Agent. Escrow Agent estimates that its escrow fee will be $1,500.00.

5.	If the Purchase Agreement does not Execute or the Purchase Price (or any portion thereof) is to be returned for any reason, less already disbursed deposit, the Escrow Agent shall send all such funds to Buyer, or to such other person or company designated by Buyer in writing to Escrow Agent.

6.	The Escrow Agent shall only return monies to Buyer pursuant to Section 7(d) of the Purchase Agreement.

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7.	Pursuant to Section 7(c) of the Purchase Agreement, the Escrow Agent shall immediately release the portion of the Purchase Price in the escrow account as follows (a) One Million Two Hundred Fifty Thousand Dollars ($1,250,000) to Caravette, to an account designated by him, and (b) Five Hundred Thousand Dollars ($500,000) to an account designated by Caravette’s brokers’/agents/consultants/other interests, pursuant to wiring instructions attached hereto as Exhibit “B”, upon satisfying subsections (i) and (ii), and all disbursements of escrow shall be completed within 30 days of execution of the Purchase Agreement, or upon receipt of signed transfer paperwork to be submitted to the state, whichever comes first.

8.	This Escrow Agreement is effective as of the date first written above.

(signatures on following page)

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

COMPANY:

GREENWAY HEALTH COMMUNITY LLC, a Nevada limited liability company, also known as GREENWAY HEALTH COMMUNITY

By:
Name:	Daniel C. Caravette
Its: Designated Representative

BUYER

HLS, INC., a Delaware corporation

By:
Name:
Its: Designated Representative

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EXHIBIT “A”

Additional Terms and Provisions

1.          COMPANY, CARAVETTE AND BUYER desire to utilize ESCROW AGENT to receive and transfer the documents and funds to be exchanged pursuant to the PURCHASE AGREEMENT.

2.          The escrow instructions provided in in this Agreement are not intended to modify or amend the PURCHASE AGREEMENT between COMPANY, CARAVETTE AND BUYER.

3.          ESCROW AGENT is hereby authorized and directed to examine the PURCHASE AGREEMENT provided by the parties and is empowered to perform such acts as are set forth in the PURCHASE AGREEMENT only to the extent that such terms and conditions are within the control of ESCROW AGENT.

4.          ESCROW AGENT is released of any liability and/or responsibility of any condition, agreement or provision in the PURCHASE AGREEMENT not within the control of ESCROW AGENT or that shall survive the close of this escrow.

5.          Time is of the essence. Escrow agent is authorized to take any administrative steps necessary to effect the closing of this escrow subsequent to the date set forth in the PURCHASE AGREEMENT. Deposit of final funds and executed documents to ESCROW AGENT by COMPANY, CARAVETTE AND BUYER shall signify that all of the terms and/or conditions in the DOCUMENTS have been complied with, or waived, to the satisfaction of the respective depositing party.

6.          When the conditions of this escrow have been complied with, ESCROW AGENT is authorized to deliver the instruments and funds required in connection with ESCROW AGREEMENT to the parties entitled, and deduct from Caravette’s accounts the escrow payment due to ESCROW AGENT.

7.          All disbursements by ESCROW AGENT are to be made by check or wire transfer on the account of NEVADA TITLE COMPANY.

8.          These instructions may be executed in any number of signed counterparts, each of which shall be considered as an original and effective as such.

9.          COMPANY, CARAVETTE AND BUYER hereby authorize ESCROW AGENT to rely upon “facsimile” and/or electronically (“email”) transmitted signed documents as if they bore original signatures whenever acceptable in compliance with 3rd party requirements.

10.        ESCROW AGENT shall be entitled to assume the genuineness and validity of all notices, requests, and other papers and documents received by it in this escrow, so long as ESCROW AGENT has no knowledge to the contrary. ESCROW AGENT shall not be liable to any party for anything that ESCROW AGENT may do or refrain from doing in connection with this escrow, unless ESCROW AGENT has committed gross negligence or willful misconduct.

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11.        If a post-closing or post-disbursement adjustment is necessary and agreed to in writing by the parties, the undersigned authorize ESCROW AGENT to advance funds on their behalf to effect an accurate closing settlement. The undersigned agree to fully cooperate and pay to ESCROW AGENT any and all funds so advanced on their behalf.

12.        GENERAL PROVISIONS

a.	Any check presented for deposit into this escrow by a party shall be subject to clearance thereof and ESCROW AGENT shall not be obligated to act upon nor disburse against any such funds until notified by the bank that said check has cleared. Any fees imposed by the clearing bank will be the responsibility of the drawer of the instrument. EFFECTIVE 10/1/2009, NEVADA REVISED STATUTES REQUIRE THAT THE FUNDS USED FOR CLOSING MUST BE ONE OF THE FOLLOWING FORMS:

i.	CASH

ii.	INTERBANK ELECTRONIC TRANSFER (WIRED FUNDS)

iii.	CASHIER’S CHECK OR CERTIFIED CHECK DRAWN ON A NEVADA BANKING INSTITUTION WILL CREATE A 24 HOUR DELAY FROM DATE OF DEPOSIT. A CASHIER’S CHECK DRAWN ON A NON-NEVADA BANK IS NOT ACCEPTABLE FOR IMMEDIATE CLOSING AND COULD CREATE A DELAY OF SEVERAL DAYS AFTER THE DATE OF DEPOSIT.

b.	A party requesting cancellation of this escrow shall notify ESCROW AGENT in writing and shall simultaneously notify the other parties in writing.

c.	Unless written objection to any cancellation notice is received by ESCROW AGENT within one (1) business days following ESCROW AGENT’S notification of said cancellation, ESCROW AGENT is authorized at its discretion to comply with such cancellation notice upon payment of its cancellation charges and expenditures. If a written objection is received, ESCROW AGENT, acting in its sole discretion, may hold all or part of any money or instruments in this escrow pending mutual written instructions by the parties hereto, or an order by a court of competent jurisdiction.

d.	Notwithstanding anything to the contrary herein all parties agree that ESCROW AGENT shall have the right, at its sole discretion, to file a suit or counter claim in interpleader and to obtain an order from the court directing disbursement of the funds. If such suit or claim is brought, the parties jointly and severally agree to pay ESCROW AGENT all costs, expenses and reasonable attorney fees which it may expend or incur in such interpleader action, the amount thereof to be fixed and judgment therefore to be rendered by the court in such suit. Upon the filing of such suit or counterclaim ESCROW AGENT shall thereupon be fully released and discharged from all obligations to further perform any duties or obligations otherwise imposed by the terms of this escrow.

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e.	Nonpublic personal information about parties is provided to ESCROW AGENT from information the parties submit on documents and from others who are involved in the transaction. ESCROW AGENT does not disclose any nonpublic personal information about its customers or former customers to anyone, except as required by law. ESCROW AGENT restricts access to nonpublic personal information about the parties to those employees who need to know that information in order to provide products or services to the parties. ESCROW AGENT maintain physical, electronic and procedural safeguards that comply with federal regulations to guard the parties’ nonpublic personal information.

f.	ESCROW AGENT shall cause recordation and/or filing of original conveyance/security documents, if any, with the appropriate State/County Public Official Records Office.

g.	Upon the close of escrow, or a request for cancellation, ESCROW AGENT is hereby authorized to retain out of any funds deposited in said escrow, a reasonable service charge of not less than twenty-five ($25.00) dollars per month for the administration of said funds. In addition, should this escrow be cancelled, ESCROW AGENT may impose a reasonable cancellation fee for services performed.

h.	In the event that funds from this transaction remain in an account held by ESCROW AGENT for such a period of time that they are deemed “abandoned” under the provisions of Chapter 120A of the Nevada Revised Statutes, ESCROW AGENT is hereby authorized to impose a reasonable charge upon the dormant escrow account. Said charge shall be no less than $5.00 per month and may not exceed the highest rate of charge permitted by statute or regulation. ESCROW AGENT is further authorized and directed to deduct the charge from the dormant escrow account for as long as the funds are held by ESCROW AGENT.

i.	It is expressly understood and agreed that ESCROW AGENT, without any obligation to exercise such right, retains the right to resign as ESCROW AGENT and/or to refrain from taking any act which at the sole discretion of ESCROW AGENT, is deemed inadvisable. No liability shall accrue to ESCROW AGENT for any such act or forbearance.

j.	In the event there are any clerical, typographical or scrivener errors to be corrected after the close of escrow, ESCROW AGENT is authorized to make such corrections as are necessary to make the documents conform to the escrow instructions and other agreements upon which the transaction is based.

k.	Caravette is hereby made aware that there is a regulation which became effective January 1, 1987 that requires all escrow agents to complete a modified 1099 form, based upon specific information known only between parties in this transaction and ESCROW AGENT. ESCROW AGENT is hereby authorized and instructed to provide this information to the Internal Revenue Service after the close of escrow in the manner prescribed. It is understood that without this information, this transaction will not close with Nevada Title Company as the ESCROW AGENT.

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l.	The law requires that businesses report cash payments of more than $10,000.00, in a single transaction or a related transaction, to the federal government by filing IRS/FinCEN Form 8300. Cash includes cash and currency, and may also include cashier’s checks, bank drafts, traveler’s checks and money orders with a face value of $10,000.00 or less, if the business receives the instrument in (a) a designated reporting transaction; or (b) any transaction in which the business knows the customer is trying to avoid reporting of the transaction on Form 8300.

m.	THE PARTIES AND ESCROW AGENT BY THEIR SIGNATURES ON THE ESCROW AGREEMENT, HEREBY EVIDENCE THEIR ACCEPTANCE AND APPROVAL OF THE TERMS SET FORTH IN THESE ADDITIONAL TERMS AND CONDITIONS.

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